Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-134724

(Supplementing Preliminary Prospectus Supplement Dated June 5, 2006)

BJ Services Company

Free Writing Prospectus Dated June 5, 2006

The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement dated June 5, 2006 and the accompanying prospectus dated June 5, 2005 (including the documents incorporated by reference therein).

SCHEDULE B-1

BJ SERVICES COMPANY

$250,000,000 Floating Rate Senior Notes due 2008

Term Sheet

Issuer:	BJ Services Company

Expected Ratings:	Baa1 / BBB+ (Moody’s / S&P)

Ranking:	Senior Unsecured

Principal Amount:	$250,000,000

Pricing Date:	June 5, 2006

Settlement Date:	June 8, 2006 (T+3)

Maturity Date:	June 1, 2008

Interest Payment Dates:	September 1, December 1, March 1, June 1 of each year, commencing September 1, 2006

Benchmark:	3-month LIBOR

Spread to Benchmark:	17 basis points

Coupon:	3-month LIBOR +17 basis points

Price to Public:	100.00%

Price to Underwriters:	99.75%

Net Proceeds to Issuer, after fees:	$249,375,000

Daycount:	Act/360

Minimum Denomination:	$1,000 and integral multiples of $1,000

Redemption:	Callable at par beginning in June 1, 2007

CUSIP:	055482 AG 8

Lead Manager:	Merrill Lynch

Co-Managers:	Banc of America Securities LLC, Citigroup, JPMorgan

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

Sch B-1-1